As filed with the Securities and Exchange Commission on May 1, 2014

Registration No. 333-192985

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERITAGE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1857900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Fifth Avenue S.W. Olympia, Washington	98501
(Address of Principal Executive Offices)	(Zip Code)

WASHINGTON BANKING COMPANY

2005 STOCK INCENTIVE PLAN

(Full title of the plan)

Kaylene M. Lahn Senior Vice President and Corporate Secretary Heritage Financial Corporation 201 Fifth Avenue S.W. Olympia, Washington 98501 (360) 943-1500	With copies to: John F. Breyer, Jr. Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock of registrant, no par value per share, issuable under Washington Banking Company 2005 Stock Incentive Plan	64,147 shares	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the Washington Banking Company 2005 Stock Incentive Plan (the “Plan”), which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	This Post-Effective Amendment No. 1 covers securities that were originally registered on Heritage Financial Corporation’s Registration Statement on Form S-4 (Registration No. 333-192985), as amended. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the initial filing of Heritage Financial Corporation’s Registration Statement on Form S-4 (Registration No. 333-192985) with the Securities and Exchange Commission (the “Commission”) on December 20, 2013.

EXPLANATORY NOTE

Heritage Financial Corporation, a Washington corporation (“Heritage”), hereby amends its Registration Statement on Form S-4 (Registration No. 333-192985), as amended by Pre-Effective Amendment Nos. 1, 2 and 3 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8. The Form S-4, as amended by this Post-Effective Amendment No. 1 on Form S-8, is referred to as the “Registration Statement.”

The Form S-4 related to 14,349,349 shares of Heritage common stock to be issued by Heritage in connection with its acquisition of Washington Banking Company, a Washington corporation (“Washington Banking”). The acquisition was completed on May 1, 2014. In the acquisition, Washington Banking was merged with and into Heritage, with Heritage being the surviving corporation. At the time of the merger, each share of Washington Banking common stock outstanding immediately prior to the merger was cancelled.

The merger consideration payable by Heritage for the shares of Washington Banking common stock cancelled in the merger (excluding shares of Washington Banking common stock owned by Washington Banking or Heritage, which were cancelled without exchanging any merger consideration) was (i) 0.89000 of a share of Heritage common stock, no par value per share, for each share of Washington Banking common stock, and cash in lieu of any fractional shares of Heritage common stock that was otherwise payable and (ii) $2.75 in cash. The shares that were registered on the Form S-4 consisted of the maximum number of shares of Heritage common stock that could be issuable as merger consideration at the time of the merger, including merger consideration that might be payable due to the settlement of outstanding awards under Washington Banking’s equity-based compensation plans prior to the time of the merger.

Upon completion of the merger, all of the Washington Banking stock options outstanding at the effective time of the merger became stock options with respect to shares of Heritage common stock, based on formula described in the Form S-4. This Post-Effective Amendment No. 1 relates to 64,147 shares of Heritage common stock in the aggregate that are reserved for issuance upon the exercise or settlement of stock options granted under the Washington Banking Company 2005 Stock Incentive Plan. All of these awards are held by employees or former employees of Heritage. All such shares of common stock were originally registered on the Form S-4.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) is included in documents sent or given to the participants in the Washington Banking Company 2005 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Heritage Financial Corporation (the “Registrant” or “Heritage”) with the Securities and Exchange Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 11, 2014 (File No. 000-29480), as amended by Amendment No. 1 on Form 10-K/A filed on April 29, 2014 (File No. 000-29480) and the Quarterly Report on Form 10-Q for the quarter ended on March 31, 2014, filed on May 1, 2014 (File No. 000-29480);

(b)	The Registrant’s Current Reports on Form 8-K, filed on January 6, 2014, February 3, 2014, March 27, 2014, April 15, 2014 and April 30, 2014 (in each case, excluding the portions that were furnished and not filed in accordance with Securities and Exchange Commission rules) (File Nos. 000-29480); and

(c)	The description of the Registrant’s common stock, no par value per share, set forth in the Registrant’s Registration Statement on Form 8-A, registering the Registrant’s common stock, pursuant to Section 12(b) of the Securities Exchange Act of 1934, filed on January 6, 1998 and all amendments thereto or reports filed for the purpose of updating such descriptions (File No. 000-29480).

All documents subsequently filed by the registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents, except that any documents or information deemed to have been furnished and not filed shall not be deemed incorporated by reference into this Registration Statement in accordance with Securities and Exchange Commission rules.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is organized under the Washington Business Corporation Act (the “WBCA”) which, in general, empowers Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, amounts paid in settlements, penalties and fines actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.

The WBCA also empowers Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, unless the person was adjudged liable to the corporation.

If authorized by the articles of incorporation of a Washington corporation or by its shareholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Section 310 (related to certain unlawful distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled.

The WBCA also permits a Washington corporation to purchase and maintain on behalf of such person insurance against liabilities incurred in such capacities. Heritage has obtained a policy of directors’ and officers’ liability insurance. The WBCA further permits a Washington corporation to include provisions in its articles of incorporation that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director. However, such provisions may not eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating WBCA Section 310; or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Heritage’s Articles of Incorporation

Article 16 of Heritage’s Articles of Incorporation provides that Heritage will reimburse and indemnify the directors and officer-directors of Heritage and its subsidiaries for judgments, penalties or penalty taxes, fines, settlements and reasonable expenses, including attorneys’ fees actually incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was a director or officer-director unless the liability and expenses were on account of conduct finally adjudged to be egregious conduct as defined in the Articles of Incorporation. In addition, Article 16 provides that the directors and officer-directors of Heritage shall not be personally liable for monetary damages to Heritage for conduct as a director or officer-director unless the conduct is finally adjudged to be egregious conduct as defined in the Articles of Incorporation. The Articles of Incorporation define “egregious conduct” as conduct falling under any of items (i) – (iii) of the immediately preceding paragraph, for which the liability of a director cannot be eliminated or limited under the WBCA.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	Articles of Incorporation of Heritage Financial Corporation, as amended (incorporated herein by reference to Exhibit 3.1(B) of the Registrant’s Current Report on Form 8-K, filed on May 18, 2010, and Exhibit 3.1 of the registrant’s Current Report on Form 8-K, filed on November 25, 2008 (File Nos. 000-29480))

4.2	Bylaws of Heritage Financial Corporation, as amended (incorporated herein by reference to Exhibit 3.01 of the Registrant’s Current Report on Form 8-K, filed on April 30, 2014 (File No. 000-29480))

4.3	Certificate of Registrant’s common stock (incorporated herein by reference to Exhibit 4.0 to Registrant’s Registration Statement on Form S-1 (No. 333-35573)).

5.1*	Opinion of Breyer & Associates PC

23.1**	Consent of Crowe Horwath LLP

23.2**	Consent of KPMG LLP

23.3*	Consent of Breyer & Associates PC (included in Exhibit 5.1)

24.1*	Powers of Attorney

99.1	Washington Banking Company 2005 Stock Incentive Plan (incorporated herein by reference to Washington Banking Company’s Registration Statement on Form S-8, filed on November 10, 2005 (File No. 333-129647))

*	Previously filed as an exhibit to Heritage Financial Corporation’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8 (Registration No. 333-192985).
**	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) of this undertaking do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olympia, State of Washington, on May 1, 2014.

HERITAGE FINANCIAL CORPORATION

By:	/s/ Brian L. Vance
Brian L. Vance
President, Chief Executive Officer, & Director

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated. 1

Signature	Title	Date

/s/ Brian L. Vance	President, Chief Executive Officer & Director	May 1, 2014
Brian L. Vance	(Principal Executive Officer)

/s/ Donald J. Hinson	Executive Vice President & Chief Financial Officer	May 1, 2014
Donald J. Hinson	(Principal Financial & Accounting Officer)

/s/ David H. Brown*	Director	May 1, 2014
David H. Brown

/s/ Brian S. Charneski*	Director	May 1, 2014
Brian S. Charneski

/s/ Gary B. Christensen*	Director	May 1, 2014
Gary B. Christensen

/s/ John A. Clees*	Director	May 1, 2014
John A. Clees

/s/ Kimberly T. Ellwanger*	Director	May 1, 2014
Kimberly T. Ellwanger

/s/ Jeffrey S. Lyon*	Director	May 1, 2014
Jeffrey S. Lyon

/s/ Ann Watson*	Director	May 1, 2014
Ann Watson

*By:	/s/ Brian L. Vance
Brian L. Vance
Attorney-in-fact

HERITAGE FINANCIAL CORPORATION

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of Heritage Financial Corporation, as amended (incorporated herein by reference to Exhibit 3.1(B) of the Registrant’s Current Report on Form 8-K, filed on May 18, 2010, and Exhibit 3.1 of the registrant’s Current Report on Form 8-K, filed on November 25, 2008 (File Nos. 000-29480))

4.2	Bylaws of Heritage Financial Corporation, as amended (incorporated herein by reference to Exhibit 3.01 of the Registrant’s Current Report on Form 8-K, filed on April 30, 2014 File No. 000-29480))

4.3	Certificate of Registrant’s common stock (incorporated herein by reference to Exhibit 4.0 to Registrant’s Registration Statement on Form S-1 (No. 333-35573)).

5.1*	Opinion of Breyer & Associates PC

23.1**	Consent of Crowe Horwath LLP

23.2**	Consent of KPMG LLP

23.3*	Consent of Breyer & Associates PC (included in Exhibit 5.1)

24.1*	Powers of Attorney

99.1	Washington Banking Company 2005 Stock Incentive Plan (incorporated herein by reference to Washington Banking Company’s Registration Statement on Form S-8, filed on November 10, 2005 (File No. 333-129647))

*	Previously filed as an exhibit to Heritage Financial Corporation’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8 (Registration No. 333-192985).
**	Filed herewith.